UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A
Amendment No. 6

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

QE BRUSHES, INC.
(Exact name of Registrant as specified in its charter)

Nevada	3990	26-0680840
(State or other jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

QE Brushes, Inc. 12901 South Buttercup Lane Spokane, WA 9922 4		The Nevada Agency and Trust Company 50 West Liberty Street, Suite 880 Reno, Nevada 89501 (775) 322-0626
(Name and address of principal executive offices)		(Name and address of agent for service)

Registrant's telephone number, including area code:  (509) 944-5920

Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.|__|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer |__|                                                                           Accelerated filer |__|

Non-accelerated filer |__|                                                                Smaller reporting company |X|

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE
Common Stock	475,000	$0.20(1)	95,000	$5.30(2)

(1)	This price was arbitrarily determined by QE Brushes, Inc.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
QE Brushes, Inc.
Attn: Gregory Ruff
12901 South Buttercup Lane , Spokane, WA 9922 4
Ph: (509) 944-5920

SUBJECT TO COMPLETION, Dated December 3 , 2009

PROSPECTUS
QE BRUSHES, INC.
475,000
SHARES OF COMMON STOCK
___________________

The selling shareholders named in this prospectus are offering up to 475,000 shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities.  We have, however, set an offering price for these securities of $0.20 per share.  We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.20	None	$0.20
Total	$95,000	None	$95,000

Our common stock is presently not traded on any market or securities exchange.  The sales price to the public is fixed at $0.20 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board.  Although, we intend to request that a market marker submit an application to FINRA to quote our common stock on the OTC Bulletin Board public trading of our common stock may never materialize.  If our common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section of this Prospectus entitled "Risk Factors" starting on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: December 3, 2009

Page
Summary	6
Risk Factors	8
Risks Related To Our Financial Condition	8
Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.	8
Because we may be forced to incur debt in the future on less than favorable terms, the resulting strain on our cash flow may impair our business operations.	8
Because we have a limited operating history, it is difficult to evaluate your investment in our stock.	8
Risks Related With Our Business Model	9
Because we have not established the QE Brushes brand name, and our products and name have little, if any, name recognition, we may be prevented from generating revenues, which will reduce the value of your investment.	9
If our Product does not experience significant growth or if our Product does not achieve broad acceptance, we will not be able to achieve revenues.	9
If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease, and our business may fail.	9
In the event that we are unable to successfully compete within the pet dental care business, we may not be able to achieve profitable operations.	10
Because we do not have exclusive agreements with the third party manufacturers that will manufacture our products, we may be unable to effectively distribute our products or distribute them at all, which would adversely affect our reputation and materially reduce our revenues.	11
Because we will be forced to rely on third party manufacturers and raw material suppliers, the occurrence of difficulties outside of our control could negatively impact our business.	11
The complexity of our Product may lead to errors, defects, and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our Product.	12
If we are unable to successfully manage growth, our operations could be adversely affected.	12
Risks Associated With Management and Control Persons	13
Because executive management is free to devote time to other ventures, shareholders may not agree with their allocation of time.	13
We depend on our key personnel and the loss of any of our key personnel could severely and detrimentally affect our operations.	13

Because our articles of incorporation and bylaws and Nevada statutes limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.	14
Because our management is inexperienced in operating a pet health supply business, our business plan may fail.	14
Because our management has only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	14
If we are unable to hire and retain key personnel, we may not be able to implement our business plan.	14
Because our officers and directors collectively own 6,120,000 shares, or 91.4% of our issued and outstanding common stock, investors may find that corporate decisions influenced by our executive officers and directors are inconsistent with the best interests of other stockholders.	15
Because officers and directors collectively own 6,120,000 shares, or 91.4% of our issued and outstanding common stock, the market price of our shares would most likely decline if they were to sell a substantial number of shares all at once or in large blocks.	15
Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.	15
Risks Related to Legal Uncertainty	16
If our products are found to cause injury, have defects, or fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.	16
Even though we are not manufacturing the products ourselves, if any of the products we sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.	16
Risks Related To Our Securities	16
If a market for our common stock does not develop, shareholders may be unable to sell their shares	16
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline	17
Because we will subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board the level of trading activity in our stock may be reduced.	17
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	17
Because we have nominal assets, we are considered a "shell company" and will be subject to more stringent reporting requirements.	18

If we issue shares of preferred stock with superior rights than the common stock issued and outstanding, it could result in the decrease the value of our common stock and delay or prevent a change in control of us.	18
Because we do not intend to pay dividends, investors seeking dividends should not purchase stock in our company.	18
Forward-Looking Statements	19
Use of Proceeds	19
Determination of Offering Price	19
Dilution	19
Selling Shareholders	19
Plan of Distribution	21
Description of Securities	22
Interest of Named Experts and Counsel	25
Description of Business	26
Description of Property	32
Legal Proceedings	32
Market for Common Equity and Related Stockholder Matters	32
Plan of Operations	34
Changes in and Disagreements with Accountants	37
Directors and Executive Officers	37
Executive Compensation	39
Security Ownership of Certain Beneficial Owners and Management	41
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	41
Certain Relationships and Related Transactions	42
Available Information	42
Dealer Prospectus Delivery Obligation	42
Financial Statements	43

Summary

QE Brushes, Inc.

We were incorporated on July 19, 2007, in the State of Nevada for the purpose of developing, manufacturing, and selling toothbrushes specifically for cats and dogs.

We are engaged in the business of developing, manufacturing, and selling toothbrushes specifically for use by pet owners to clean canine and feline mouths, and which can do so substantially faster and easier than competing products available on the market today (our “Product”). Such a product will allow pet owners to effectively reduce their pet's chances of developing periodontal disease. We have finalized our 3-dimensional computerized designs and are in the process of making three different sizes of prototype toothbrush molds for small, medium and large size dogs. Our small toothbrush is designed for felines as well as small dogs. We are now working on the manufacturing process for our Product.

MERI China LLC, gave the company a manufacturing bid to produce 15,000 toothbrushes for $24,000 US dollars that was accepted by QE Brushes. Terms of the contract require a 50% down payment which was paid and the balance of $12,000 owing upon receipt of the toothbrushes. The bid included clam shell packaging and shipping costs along with a four color art work for the packaging. We recently decided to modify our small toothbrush mold. The bristle arms were too stiff due to their short length and needed to be made thinner which will allow the bristle arms to be more flexible so they can wrap around the larger size molars in the back of the pets mouth. Cost for this modification is $900. Sample toothbrushes have been made and shipped for our review. We anticipate a decision to accept them as is for commencement of production or possibly another change to the modification by Dec 10th, 2009 after our consultant reviews the new prototype. The large toothbrush has been finalized as is and is ready for production. The $900 is in addition to the final $12,000 installment we will owe MERI China LLC after the 15,000 toothbrushes are manufactured and shipped to us.

As of September 30 , 2009, we had $ 53,465 in current assets and current liabilities in the amount of $ 303 . Accordingly, our working capital position as of  September 30 , 2009 was $ 53,162 . Since our inception through September 30, 2009, we have incurred a net loss of $ 82,295 . We have consistently maintained a negative cash flow from operations since our inception.  For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern.

We are not a blank check company and have no intention of engaging in a reverse merger with any entity in a related or unrelated industry.

Our principal office is located at 12901 South Buttercup Lane , Spokane, WA 9922 4 . (509) 944-5920.

The Offering

Securities Being Offered	Up to 475,000 shares of our common stock.
Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.20 per share.   We intend to request that a market marker submit an application to FINRA to quote our common stock on the OTC Bulletin Board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued	6,695,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	As of September 30 , 2009 (Unaudited)	As of December 31, 2008 (Audited)	As of December 31, 2007 (Audited)
Cash	$53,465	$86,079	$14,228
Total Assets	$53,465	$86,079	$14,228
Liabilities	$303	$510	$1,250
Total Stockholders’ Equity	$53,162	$85,569	$12,978

Statement of Expenses	For the three months ended September 30, 2009 (Unaudited)	For the six months ended September 30, 2009 (Unaudited)	For the period from July 19, 2007 (Inception) though September 30, 2009 (Unaudited)	For the Year Ended December 31, 2008 (Audited)	For the period from July 19, 2007 (Inception)through December 31, 2007	For the period from July 19, 2007 (Inception) through December 31, 2008
Revenue	$0	$0	$0	$0	$0	$0
Loss for the Period	$21,400	$32,407	$82,295	$16,409	$33,479	$49,888

Risk Factors

You should consider each of the following risk factors and any other information set forth herein and in our reports filed with the SEC, including our financial statements and related notes, in evaluating our business and prospects. If any of the following risks actually occur, our business and financial results or prospects could be harmed. In that case, the value of the common stock could decline.

Risks Related To Our Financial Condition

Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have earned no revenue since our inception, which makes it difficult to evaluate whether we will operate profitably.  Operating expenses for the period from July 19, 2007 (date of inception) to September 30, 2009, totaled $ 82,295 . We have incurred cumulative net losses of $82,295 since July 19, 2007 to September 30, 2009. We have not attained profitable operations and are dependent upon generating revenue from operations, our cash reserves and, if depleted, obtaining financing to continue operations for the next twelve months. As of September 30, 2009, we had cash in the amount of $ 53,465 . Our long term future is dependent upon our ability to obtain financing or upon future profitable operations.  We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

Because we may be forced to incur debt in the future on less than favorable terms, the resulting strain on our cash flow may impair our business operations.

In order to fund operations, we may issue debt instruments which will have a senior claim on our assets in the event of a sale of assets. Future debt service may cause strain on cash flow and impair business operations.

Because we have a limited operating history, it is difficult to evaluate your investment in our stock.

Evaluation of our business will be difficult because we have a limited operating history.  We are in the development stage of our business and have not yet begun to offer our products for sale. To date, we have no revenues to maintain us without additional capital injection before significant revenues are generated. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations; and our need to manage expanding operations.  Our business strategy may not be successful, and we may not successfully address these risks.  If we are unable to sustain profitable operations, investors may lose their entire investment in us.

Risks Associated With Our Business Model

Because we have not established the QE Brushes brand name, and our products and name have little, if any, name recognition, we may be prevented from generating revenues, which will reduce the value of your investment.

Because we are a new company with new products and we have not conducted advertising, there is little or no recognition of our QE Brushes brand name. As a result, consumers may purchase products other than ours that have brand recognition in the market and we may be unable to generate sufficient revenues to meet our expenses or meet our business plan objectives, which will reduce the value of your investment.

If our Product does not experience significant growth or if our Product does not achieve broad acceptance, we will not be able to achieve revenues.

We hope to achieve revenues from sales of our Product. We cannot accurately predict future growth rates or the size of the market for our Product. Demand for our Product may not occur as anticipated, or may decrease, either generally or in specific geographic markets, during particular time periods. The expansion of the market for our Product depends on a number of factors, such as:

▪	the cost, performance and reliability of our products and products offered by our competitors;

▪	public perceptions regarding the effectiveness and value of toothbrushes for pets;

▪	customer satisfaction with our Product; and

▪	marketing efforts and publicity regarding the needs for our Product.

Even if our toothbrushes gain wide market acceptance, our Product may not adequately address market requirements and may not continue to gain market acceptance. If pet hygiene products generally, or our Product specifically, does not gain wide market acceptance, we may not be able to achieve our anticipated level of growth, we may not achieve revenues and results of operations would suffer.

If we are unable to gauge trends and react to changing consumer preferences in a timely manner, our sales will decrease, and our business may fail.

We believe our success depends in substantial part on our ability to offer products and designs that reflect current needs and anticipate, gauge and react to changing consumer demands in a timely manner.  Our business is vulnerable to changes in consumer preferences.  We will attempt to reduce the risks of changing demands and product acceptance in part by devoting a portion of our available products and designs to standard products that are not significantly modified from year to year. Nevertheless, if we misjudge consumer needs for our products, our ability to generate sales could be impaired resulting in the failure of our business.

In the event that we are unable to successfully compete within the pet dental care business, we may not be able to achieve profitable operations.

We face some competition in the industry.  Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources.  These competitors may have completed development of their products and are presently marketing these to potential customers.  Accordingly, these competitors may have already begun to establish brand-recognition with consumers.  We will attempt to compete against these competitors by developing features that exceed the features offered by competing products.  However, we cannot assure you that our products will outperform competing products or those competitors will not develop new products that exceed what we provide.  In addition, we may face competition based on price.  If our competitors lower the prices on their products, then it may not be possible for us to market our products at prices that are economically viable.  Increased competition could result in:

▪	Lower than projected revenues;
▪	Price reductions and lower profit margins;
▪	The inability to develop and maintain our products with features and usability sought by potential customers.

Any one of these results could adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing products that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Our inability to achieve sales and revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

Because we do not have exclusive agreements with the third party manufacturers that will manufacture our products, we may be unable to effectively distribute our products or distribute them at all, which would adversely affect our reputation and materially reduce our revenues.

We do not own or operate any manufacturing facilities. We plan to pursue and enter into written agreements with third party manufacturers to manufacture our products and ship them to our customers. If we lose the services of our third party manufacturers, we may be unable to secure the services of replacement manufacturers. In addition, because we do not have written agreements with all of these manufacturers, they could refuse to supply some or all of our products, reduce the number of products that they supply or change the terms and prices under which they normally supply our products. The occurrence of any such conditions will have a materially negative effect upon our reputation and our ability to distribute our products, which will cause a material reduction in our revenues.

Because we will be forced to rely on third party manufacturers and raw material suppliers, the occurrence of difficulties outside of our control could negatively impact our business.

We do not have our own fabrication facilities, assembly or manufacturing operations. Instead, we intend to rely on others to fabricate, assemble and manufacture all of our products. We do not have any long-term supply contracts with any of these suppliers. Because we intend to outsource the manufacture of all of our products, the cost, quality and availability of third-party manufacturing operations are essential to the successful production and sale of our products. Our reliance on third-party manufacturers exposes us to a number of risks which are outside our control, including:

▪	unexpected increases in manufacturing costs;

▪	interruptions in shipments if a third-party manufacturer is unable to complete production in a timely manner;

▪	inability to control quality of finished products;

▪	inability to control delivery schedules;

▪	inability to control production levels and to meet minimum volume commitments to our customers;

▪	inability to control manufacturing yield;

▪	inability to maintain adequate manufacturing capacity; and

▪	inability to secure adequate volumes of acceptable components, at suitable prices or in a timely manner.

We have finalized our 3-dimensional computerized designs and are in the process of making two different sizes of prototype toothbrush molds for small, medium and large size dogs. We are now working on the manufacturing process for our Product.  MERI China LLC, gave the company a manufacturing bid to produce 15,000 toothbrushes for $24,000 US dollars that was accepted by QE Brushes. The large toothbrush can be used on both medium and large size dogs. Management decided there was no need for our originally designed medium size toothbrush since it mayhave created confusion in our customers who might need to guess at which size to buy for their pet.

We are now working on the manufacturing process for our Product.  MERI China LLC, gave the company a manufacturing bid to produce 15,000 toothbrushes for $24,000 US dollars that was accepted by QE Brushes. We recently decided to modify our small toothbrush mold. The bristle arms were too stiff due to their short length and needed to be made thinner which will allow the bristle arms to be more flexible so they can wrap around the larger size molars in the back of the pets mouth. Cost for this modification is $ 900. Sample toothbrushes have been made and shipped for our review. We anticipate a decision to accept them as is for commencement of production or possibly another change to the modification by Dec 10th, 2009 after our consultant reviews the new prototype. The large toothbrush has been finalized as is and is ready for production. The $ 900 is in addition to the final $12,000 installment we will owe MERI China LLC after the 15,000 toothbrushes are manufactured and shipped to us.. We will now make 7,500 small toothbrushes and 7,500 large toothbrushes instead of the 5,000 toothbrushes each for the small, medium and large pets. Costs are the same. However, the occurrence of any such conditions discussed herein will have a materially negative effect upon our reputation and our ability to distribute our products, which will cause a material reduction in any revenues that we hope to achieve.

The complexity of our Product may lead to errors, defects, and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our Product.

We have not undertaken significant testing of our Product and it may contain undetected errors, weaknesses, or defects when first introduced or as new versions are released. If our Product or future products contain production defects, reliability, or quality problems that are significant to our customers, our reputation may be damaged and customers may be reluctant to continue to buy our products, which could adversely affect our ability to retain and attract new customers. In addition, these defects could interrupt or delay sales of affected products, which could adversely affect our results of operations.

If defects are discovered after commencement of commercial production of our Product or future products, we may be required to make significant expenditures of capital and other resources to resolve the problems. This could result in significant additional development costs and the diversion of technical and other resources from our other development efforts. We could also incur significant costs to repair or replace defective products. These costs or damages could have a material adverse effect on our financial condition and results of operations. If we do not effectively implement measures to sell our product, we may never achieve revenues and you will lose your entire investment.

We have finalized our 3-dimensional computerized designs and are in the process of making  two different sizes of prototype toothbrush molds for small, medium and large size dogs. The large toothbrush can be used on both medium and large size dogs. Management decided there was no need for our originally designed medium size toothbrush since it may have created confusion in our customers who might need to guess at which size to buy for their pet. Our small toothbrush is designed for felines as well as small dogs.We are now working on the manufacturing process for our Product. We have not achieved revenues, or taken active steps to develop a sales force to attain revenues.  We have no experience in providing direct sales and service, nor do we have distributors of our Product. Moreover, our sales and marketing efforts may not achieve intended results and therefore may not generate the revenue we hope to achieve. As a result of our corporate strategies, we have decided to initially focus our resources in the western portion of the United States. We may change our focus to other markets or applications in the future, which in large part depends on the mode of marketing we decide to use. For instance, we would operate nationwide if were able to secure our products on a national web site store like Amazon.  If we are not able to successfully address markets for our products, we may not be able to grow our business, compete effectively or achieve profitability.

If we are unable to successfully manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales personnel.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development or production delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

Risks Associated With Management and Control Persons

Because executive management is free to devote time to other ventures, shareholders may not agree with their allocation of time.

Our officer will devote only that portion of his time, which, in his judgment and experience, is reasonably required for the management and operation of the Company and our business.  Executive management may have conflicts of interest in allocating management time, services and functions among us and any present and future ventures which are or may be organized by our officers.  Mr. Gregory Ruff is our President, CEO, CFO, Secretary, Treasurer, and a Director.  He has served in these positions since our inception, and manages our daily operations, as well as heading up our development efforts. Mr. Ruff is the President, CEO, CFO, Secretary, Treasurer, and a Director of Koko Ltd. Since January 2009, Mr. Ruff has been employed with Spartan Securities in Spokane, WA where he  was licensed FINRA member, account executive and a trader.  Mr. Ruff resigned his employment with Spartan Securities as of August 19, 2009 so he could devote the anticipated time needed to sell and market the toothbrushes and the steak timer for Koko. Despite Mr. Ruff’s services these other organizations, however, he does not believe it represents any conflict of interest with his duties as officer and director of our company.  Shareholders, however, may not agree with his allocation of time and interest in these other entities.

Management will not be required to direct us as their sole and exclusive function, and they may have other business interests and engage in other activities in addition to those relating to us.  This includes rendering advice or services of any kind to other investors and making or managing other investments or competing products.  Neither we nor any of the shareholders shall have the right to such other ventures or activities, or to the income or proceeds derived therefrom.

We depend on our key personnel and the loss of any of our key personnel could severely and detrimentally affect our operations.

We depend on the diligence, experience and skill of our officers, directors, and other key personnel. If our officers, directors, or other key personnel are unable or unwilling to continue in our service, our results of operations will be negatively impacted. In addition, the relationships that our officers, directors, and other key personnel are able to develop with prospective manufacturers and customers are critically important to our business. We have not entered into employment agreements with our senior officers. We do not currently employ personnel dedicated solely to our business, and our officers are free to engage in competitive activities in our industry. The loss of any key person could harm our business, financial condition, cash flow and results of operations.

Because our articles of incorporation and bylaws and Nevada statutes limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.

Under our articles of incorporation, bylaws and Nevada statutes, each of our officers, directors, employees, attorneys, accountants and agents are not liable to us or the shareholders for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence.  Our articles and bylaws provide that we will indemnify each of our officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

Because our management is inexperienced in operating a pet health supply business, our business plan may fail.

Our management does not have any specific training in running a pet health supply business. With no direct training or experience in this area, our management may not be fully aware of many of the specific requirements related to working within this industry. As a result, our management may lack certain skills that are advantageous in managing our company. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

Because our management has only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Gregory Ruff, our president and CEO, devotes 10 to 15 hours per week to our business affairs. We do not have an employment agreement with Mr. Ruff, nor do we maintain key life insurance for him. Currently, we do not have any full or part-time employees.  If the demands of our business require the full business time of our management, it is possible that they may not be able to devote sufficient time to the management of our business, as and when needed.  If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Due to the specified nature of our business, having certain key personnel is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. Consequently, the loss of any of those individuals may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Because our officers and directors collectively own 6,120,000 shares, or 91.4% of our issued and outstanding common stock, investors may find that corporate decisions influenced by our executive officers and directors are inconsistent with the best interests of other stockholders.

Gregory Ruff is our president and a director. Craig Littler, Murray Sternfeld, Paul Charbouneau, and James Adams are directors. Together, they own approximately 6,120,000 shares, or 91.4% of our issued and outstanding common stock. Accordingly, they will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of our executive officers and directors may still differ from the interests of the other stockholders.

Because officers and directors collectively own 6,120,000 shares, or 91.4% of our issued and outstanding common stock, the market price of our shares would most likely decline if they were to sell a substantial number of shares all at once or in large blocks.

Gregory Ruff is our president and a director. Craig Littler, Murray Sternfeld, Paul Charbouneau, and James Adams are directors. Together, they own approximately 6,120,000 shares, or 91.4% of our issued and outstanding common stock. There is presently no public market for our common stock.  If our shares are publicly traded at a later date, our executive officers and directors may be eligible to sell their shares publicly subject to the limitations in Rule 144.  The offer or sale of a large number of shares at any price may cause the market price to fall.  Sales of substantial amounts of common stock or the perception that such transactions could occur may materially and adversely affect prevailing markets prices for our common stock.

Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934.  Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act and it is costly to remain in compliance with the federal securities regulations.  Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.  Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

Risks Related To Legal Uncertainty

If our products are found to cause injury, have defects, or fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.

Because our products are intended for use with household pets, we may be subject to liability for any accidents or injury that may occur in connection with the use of these products or due to claims of defective design, integrity or durability of the products. We do not currently maintain liability insurance coverage for such claims. If we are unable to obtain such insurance, product liability claims could adversely affect our brand name reputation, revenues and ultimately lead to losses. In addition, product defects could result in product recalls and warranty claims. A product recall could delay or halt the sale of our products until we are able to remedy the product defects. The occurrence of any claims, judgments, or product recalls will negatively affect our brand name image and product sales, as well as lead to additional costs.

Even though we are not manufacturing the products ourselves, if any of the products we sell infringe on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement, we cannot be certain that our Products do not infringe on issued trademarks, patents and/or copyright rights of others. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

Risks Related To Our Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares

A market for our common stock may never develop.   We intend to request that a market marker submit an application to FINRA to quote our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize.  If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 475,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.  The outstanding shares of common stock covered by this prospectus represent 6.8% of the common shares outstanding as of the date of this prospectus.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq).    The last price of our common stock was in connection with our offering under Rule 506, and the stock sold at $0.20 per share.  Thus, our common stock would qualify as penny stock.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board.  In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time.  If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Because we have nominal assets, we are considered a "shell company" and will be subject to more stringent reporting requirements.

The Securities and Exchange Commission ("SEC") adopted Rule 405 of the Securities Act and Exchange Act Rule 12b-2 which defines a shell company as a registrant that has no or nominal operations, and either (a) no or nominal assets; (b) assets consisting solely of cash and cash equivalents; or (c) assets consisting of any amount of cash and cash equivalents and nominal other assets.  Our balance sheet states that we have cash as our only asset therefore, we are defined as a shell company.  The new rules prohibit shell companies from using a Form S-8 to register securities pursuant to employee compensation plans.  However, the new rules do not prevent us from registering securities pursuant to registration statements.  Additionally, the new rule regarding Form 8-K requires shell companies to provide more detailed disclosure upon completion of a transaction that causes it to cease being a shell company.  If an acquisition is undertaken, we must file a current report on Form 8-K containing the information required pursuant to Regulation S-K and in a registration statement on Form 10, within four business days following completion of the transaction together with financial information of the acquired entity.  In order to assist the SEC in the identification of shell companies, we are also required to check a box on Form 10-Q and Form 10-K indicating that we are a shell company.  To the extent that we are required to comply with additional disclosure because we are a shell company, we may be delayed in executing any mergers or acquiring other assets that would cause us to cease being a shell company.  The SEC adopted a new Rule 144 effective February 15, 2008, which makes resales of restricted securities by shareholders of a shell company more difficult. See discussion under heading "New Rule 144" below.

If we issue shares of preferred stock with superior rights than the common stock issued and outstanding, it could result in the decrease the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Because we do not intend to pay dividends, investors seeking dividends should not purchase stock in our company.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.20 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to request that a market marker submit an application to FINRA to quote our common stock on the OTC Bulletin Board upon our becoming a reporting entity under the Securities Exchange Act of 1934.  We will become a reporting company under Section 15 of the 1934 Act upon the effectiveness of this registration statement.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States. In addition, we plan to file a Form 8-A registration statement with the Commission to cause us to become a reporting company with the Commission under Section 12 of the 1934 Act. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 475,000 shares of common stock offered through this prospectus. 445,000 of the shares were acquired from us by the selling shareholders in an offering that was exempt from registration pursuant to Rule 506 of Regulation D of the Securities Act of 1933.  These selling shareholders purchased their shares in an offering completed on December 31, 2008.  The remaining 30,000 shares were acquired by a consultant of our company for services rendered.

We will file a prospectus supplement to name any successor to any named selling shareholder who is able to use the prospectus to resell the 475,000 shares of common stock offered through this prospectus.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of December 3, 2009 including:

1.   the number of shares owned by each prior to this offering;
2.   the total number of shares that are to be offered by each;
3.   the total number of shares that will be owned by each upon completion of the offering;
4.   the percentage owned by each upon completion  of the offering; and
5.   the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 6,695,000 shares of common stock outstanding on December 3, 2009.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Stacy R. Bleiweis	7,500	7,500	zero	zero
Zissy Brull	12,500	12,500	zero	zero
Continental US Flooring, Inc.(1)	5,000	5,000	zero	zero
Gustave T. Dotoli	5,000	5,000	zero	zero
Ronald A. Durando	7,500	7,500	zero	zero
Ruth Englard	7,500	7,500	zero	zero
Hilda Englard	5,000	5,000	zero	zero
Fred C. Farrell	15,000	15,000	zero	zero
Marvin Fischman	5,000	5,000	zero	zero
William L. Goetz III	7,500	7,500	zero	zero
Jacob Hillman	5,000	5,000	zero	zero
Abraham Hoffert	2,500	2,500	zero	zero
Frederic J. Freeman	5,000	5,000	zero	zero
Frederic J. Freeman II	5,000	5,000	zero	zero
Bill Grigorieff	25,000	25,000	zero	zero
Alana Littler	10,000	10,000	zero	zero
Sandy Jordon	7,500	7,500	zero	zero
Shulem E. Lipschutz	10,000	10,000	zero	zero
Maana Enterprises, Inc(2)	5,000	5,000	zero	zero
Meshilem Lowy	5,000	5,000	zero	zero
Congregation Zichron Malka(3)	5,000	5,000	zero	zero
Sharon D. McIntosh	5,000	5,000	zero	zero
Marich Family Living Trust (3-3-98)(4)	5,000	5,000	zero	zero
Wayne Markel	25,000	25,000	zero	zero

Ronald E. Morris	5,000	5,000	zero	zero
Avrohom Moshel	5,000	5,000	zero	zero
Alan R. Olsen	5,000	5,000	zero	zero
Charline Pearson	15,000	15,000	zero	zero
John Pearson	25,000	25,000	zero	zero
Michael Petersen	5,000	5,000	zero	zero
P.R. Diamonds, Inc.(5)	10,000	10,000	zero	zero
Abraham Rosenberg	5,000	5,000	zero	zero
David Rosenberg	25,000	25,000	zero	zero
Doris M. Ruff	62,500	62,500	zero	zero
Steven A. Silverstein	5,000	5,000	zero	zero
Robert Slack	130,000	30,000	100,000	1.5%
Zoltan Stern	10,000	10,000	zero	zero
Schwartz Investments(6)	12,500	12,500	zero	zero
Irgun Shiurai Torah, Inc.(7)	25,000	25,000	zero	zero
United Chocolate, Inc.(8)	25,000	25,000	zero	zero
Parker West	7,500	7,500	zero	zero

(1) David Lifer has sole voting and investment control over the shares held by Continental US Flooring, Inc.
(2) Robert Bacon has sole voting and investment control over the shares held by Maana Enterprises, Inc.
(3) Alfred Silla has sole voting and investment control over the shares held by Congregation Zichron Malka.
(4) Barbara Marich has sole voting and investment control over the shares held by Marich Family Living Trust (3-3-98).
(5) Pincus Reisz has sole voting and investment control over the shares held by P.R. Diamonds, Inc.
(6) Charles Schwartz has sole voting and investment control over the shares held by Schwartz Investments.
(7) Elozer Bald has sole voting and investment control over the shares held by Irgun Shiurai Torah, Inc.
(8) David Rosenberg has sole voting and investment control over the shares held by United Chocolate, Inc.

Other than as set forth below, none of the selling shareholders: (1) has had a material relationship with us other than as a shareholder at any time within the past three years; or (2) has ever been one of our officers or directors:

Stacy Bleiweis is the sister of Gregory Ruff, Doris Ruff is the mother of Gregory Ruff, and Alana Littler is the daughter of Craig Littler.  Gregory Ruff is an officer, director and majority shareholder of our company. Craig Littler is a director of our company.

None of the selling shareholders are broker dealers or affiliates of broker dealers.

We may only substitute a new selling shareholder for an original selling shareholder by means of a prospectus supplement if:

▪	the change is not material.

▪	the number of shares or dollar amount registered does not change.

▪	The new selling shareholder’s shares can be traced to those covered by the original registration statement.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

The sales price to the public is fixed at $0.20 per share until such time as the shares of our common stock become traded on the OTC Bulletin Board or another exchange.  Although we intend to request that a market marker submit an application to FINRA to quote our common stock on the OTC Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes traded on the OTC Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

1.   the market price of our common stock prevailing at the time of sale;
2.   a price related to such prevailing market price of our common stock, or;
3.   such other  price as the selling shareholders determine from time to time.

Presently, the selling shareholders cannot sell their common stock of our Company in accordance with new Rule 144 under the Securities Act because we are defined as a "shell company."

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.

If a selling shareholder enters into an agreement to sell its shares to a broker-dealer as principal and that broker-dealer is acting as an underwriter after this registration statement becomes effective, we are required to file a post-effective amendment to the registration statement identifying the broker-dealer, provide the required information in this section, revise the appropriate disclosures in the registration statement, and file the agreement as an exhibit to the registration statement.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.   not engage in any stabilization activities in connection with our common stock;
2.   furnish each broker or dealer through which common stock may be offered, such copies of  this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.   not bid for or purchase any of our securities or attempt to induce any person  to purchase any of our securities other than as permitted under the Securities Exchange  Act.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person.  Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of December 3, 2009, there were 6,695,000 shares of our common stock issued and outstanding.  Our shares are held by forty-six (46) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark LLP, our legal counsel, has provided an opinion on the validity of our common stock.  Cane Clark, LLP is located at 3273 E. Warm Springs, Rd. Las Vegas, NV 89120.

Malone & Bailey, PC, Certified Public Accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  Malone & Bailey, PC has presented their report with respect to our audited financial statements.  The report of Malone & Bailey, PC is included in reliance upon their authority as experts in accounting and auditing.

Description of Business

Company Overview

We are engaged in the business of developing, manufacturing, and selling toothbrushes specifically for use by pet owners to clean canine and feline mouths, and which can do so substantially faster and easier than competing products available on the market today. Such a product will allow pet owners to effectively reduce their pet's chances of developing periodontal disease.

We have finalized our 3-dimensional computerized designs and are in the process of making  two different sizes of prototype toothbrush molds for small, medium and large size dogs. The large toothbrush can be used on both medium and large size dogs. Management decided there was no need for our originally designed medium size toothbrush since it may have created confusion in our customers who might need to guess at which size to buy for their pet. Our small toothbrush is designed for felines as well as small dogs. We are now working on the manufacturing process for our Product.  There is no guarantee that there will be a sufficient market for such a product, or that we will be able to market and sell our Product effectively enough to result in a positive return on our investment. See section titled, “RISK FACTORS” in this Prospectus.

We were incorporated on July 19, 2007, in the State of Nevada. Our offices are located at 12901 South Buttercup Lane , Spokane, WA 9922 4 . Gregory Ruff is our President, Chief Executive Officer, and a director.

Canine and Feline Dental Disease

According to Dental Health Facts (“DHF”) published by Hill’s Pet Nutrition and others, cats have 30 permanent teeth that erupt at about three to four months of age.  and dogs have 42 permanent teeth that begin to emerge at about four months of age.  The DHF also cites an American Veterinary Dental Society (“AVDS”) report indicating that 80% of dogs and 70% of cats show symptoms of oral disease by age three.

According to the DHF and the American Animal Hospital Association’s (AAHA) Dental Care Guidelines, periodontal disease begins with a buildup of bacteria in the pet's mouth. The bacteria combine with saliva and food debris between the tooth and gum, causing plaque formations that accumulate on the tooth. The bacteria grow in the plaque, and calcium salts are then deposited, turning the plaque to tartar. Tartar's roughened surface intensifies bacterial attachment and further plaque development, as well as irritating gingival tissues. Bacterial plaque is the most important factor in the development of periodontal disease. The inflammation and destruction that accompany this disease directly result from the action of bacteria and their by-products on periodontal tissues. This also results in the indirect activation of the host immune response. The disease can eventually lead to tooth loss if left untreated, and the accompanying inflammation and infection can damage other organs such as the heart, kidneys, and lungs.

Evidence of gum disease in pets as described by the DHF, include brown and yellow buildup of tartar along the gum line, inflamed gums, bad breath, a change in eating or chewing habits, pawing at the face or mouth and depression.

The AAHA indicates that prevention, including brushing teeth, is a key to pet dental care, and that proper dental care can add as much as five years to a pet's life. In addition to routine physical and dental examinations, the AVDS recommends that pet owners practice a regular dental care regimen at home.

Pet Care Industry

According to the Pet Food Institute, there are currently about 60 million dogs and 75 million cats owned in the United States. According to the 2007-2008 National Pet Owners Survey, about 63% of U.S. households include at least one pet, meaning that 71.1 million U.S. homes have a pet. The American Pet Products Manufacturing Association (“APPMA”) reports that U.S. consumers spent over $43.2 Billion on their pets in 2008, with annual spending expected to hit $45.4 Billion by 2009. In an August 6, 2007 article published in BusinessWeek titled “The Pet Economy,” the president of the APPMA, Bob Vetere, points to "a rising status of pets," noting that people want to "reward their pet in human terms" and "provide animals with products and services modeled after ones sold to humans." Some veterinarians interviewed for the article suggest that this "anthropomorphization of pets" has created more opportunities for new pet products to emerge. The above-referenced BusinessWeek article states that after consumer electronics, pet care is the fastest growing category in retail, expanding about 6% per year. The article also noted a shift from price sensitivity to emotional purchases, citing PetsSmart’s shift from being simply the top seller of pet food to guiding consumers to become "better pet parents." There are a plethora of pet hotels, as well as pet expos and pet parties. BusinessWeek reports that human-quality care has helped to extend radically the life span of pets. Dogs now live an average of 12-14 years, much longer than they did a few decades ago. While BusinessWeek reports that root canals, braces and crowns for chipped teeth are becoming more common, the AAHA reports that about two-thirds of pet owners do not provide the basic and essential dental care recommended by veterinarians. We feel this disparity leaves room for a new preventative dental care product.

According to the 2007-2008 APPA National Pet Owners Survey, basic annual expenses for dog and cat owners estimated to be at least $1,425 for dogs and $990 for cats, including: surgical vet visits, food, kennel boarding, routine vet visits, groomers and grooming aids, vitamins, treats, and toys.

Toothbrush Manufacturing

Contemporary toothbrushes are produced mechanically. Generally, toothbrushes consist of plastic handles and nylon or natural boar bristles. The molding process for the toothbrush handles begins when plastic is mixed and shaped into pellets. The pellets are then placed in an injection molding machine, which heats the plastic until it is melted. A rotating screw or plunger forces the liquid plastic into the handle molds. The molds form the entire handle, including the small holes, called cores, into which the bristles are inserted. The molds are securely clamped, and pressure is applied to the molds while the plastic cools. Once the molds have adequately cooled, the clamps are removed, and small pins push the handles out of the molds.

The bristles, which are usually made of nylon, are positioned into the core of the handle automatically by one of two processes, fusion or staple setting. In the fusion process, bristles are fused with heat, onto the brush handle during the molding process by which the handle is created. This process is labor intensive and therefore expensive. In Staple Setting, the bristles are stapled into the core with tiny metal staples after the handle has cooled. The toothbrush then passes through a trimming machine which slices the bristles to the correct length and shape for the particular design.

Our Product

The rising demand for pet products that will extend and improve the quality of a pet’s life, and the rising cost of veterinary services have resulted in what we anticipate will be a highly receptive potential market for our Product.
Dr. Slack, our veterinary consultant, has indicated that pet dental cleanings often cost up to $200 per visit, and there can sometimes be as much as a two-month wait for this service, whereas brushing daily can help prevent the need for many of these cleanings.

We are in the process of manufacturing a pet toothbrush that management believes will allow the user to clean a dog or cats teeth quicker and easier due to its new and unique design than competing products available on the market today. Other similar products currently on the market require a pet to sit still for extended periods of time. The toothbrush design has been an ongoing and evolving process. Our goal has been to make a toothbrush that is quicker, easier and concentrates brushing action along the pets gum and teeth line where most problems with pet dental care originate. We have been designing and developing our Product by utilizing the dental mold of one medium size dog at our research facility.

Learning the factors on the limits of the toothbrush mold has been our biggest challenge to date. For example, our bristles need to be medium soft. We therefore tested how to make the bristles medium soft. We determined it depends upon the length of the bristle, the type of bristle material, and the density of the bristles themselves. The density of the bristles depends in part on the diameter of the holes in the bristles heads and the spacing between them. We were also testing the angle of the bristle heads in relationship to the handle.  The angle affects the width between the bristle heads. Since a set of molars in the back of a dog’s mouth is almost twice as wide as its other teeth, we contemplated widening the bristle heads in the front part of the brush compared to the back end of the bristle heads. Another issue concerns the number of bristle rows. We learned to minimize the number of rows to 3 so that the bristle heads are closer to each other. The angle of the heads being less acute will allow more spacing along the top of the bristle heads so the dogs teeth can slide between them more easily.

Our initial idea for the toothbrush design focused on brushing both sides of the pet’s mouth and both sides of its teeth at the same time. We made two attempts to design a toothbrush to accomplish this task. Both attempts where abandoned for the following reasons; 1) the bristle had to be angled, which eliminated one of the two designs, and 2) the second design would have required the user to make adjustments to the toothbrush to accommodate the correct distance between the two bristle arms while choosing the correct length of one of the bristle heads. Aside from the infeasibility of requiring user adjustments, there were several costly parts needed in the assembly process. As such, we abandoned this design as well.

We continued the process in the past months of refining the design of our Product, which will be integral to its success. We have finalized our 3-dimensional computerized designs and are in the process of making  two different sizes of prototype toothbrush molds for small, medium and large size dogs. As demonstrated in the images below, we received computerized designs for each a large, medium and small sized brush. After receiving the designs, however, management decided there was no need for our originally designed medium size toothbrush since it may have created confusion in our customers who might need to guess at which size to buy for their pet. The large toothbrush can be used on both medium and large size dogs.

We believe our latest design satisfies our goal of making a toothbrush that both takes less time to clean a pet’s mouth and effectively focuses on the gum and teeth line. Our 3-dimensional computerized designs were approved by our veterinary consultant, and are displayed generically in the below images.

We believe this design has the following benefits for the following reasons: 1) it brushes a pet’s mouth quickly by using longer bristle heads and a double sided toothbrush so both sides of the teeth are cleaned at once. Pets will not sit still for long and tend to shake their head as you brush its teeth. Our design enables the bristles a better chance to maintain their contact with the teeth and gum line; 2) it concentrates brushing action along the pets gum and teeth line because the bristle heads are spread wider at the end of the toothbrush allowing the user to brush the bigger and wider back molars of a pet’s teeth while using its gum line as a brushing guide. The bristle heads are angled to accommodate the angles of a pet’s teeth since they are wider near the gum line and pointier at the top. A gap of space will exist between the bristles as they face each other allowing the toothbrush to slip over and around the pet’s teeth so the toothbrush slides down enough so it concentrates its action along the gum line and teeth. Using three bristle rows instead of the standard four assists the toothbrush to maintain a thinner width between the bristle heads to compensate for extra distance between the two sides of the bristles allowing a gap of space or air to exist between them. Since the handle and the bristle heads are parallel to each other but are separated in a height difference due to the downward curves of the bristle arms attaching the two together, an air space is formed in this area allowing the pet’s front teeth fangs that are taller than the rest of the teeth to slide between them so the user can brush a pet’s teeth without worrying about hitting these teeth with the toothbrush as you brush its teeth in a forward and backward motion; and 3) an extra long handle will allow the user to keep his or her hands away from the dogs mouth that will prevent potential contact with the users hand flesh and the pets teeth and saliva. There is no pet toothbrush on the market today that the management is aware of that incorporates all these unique features into one brush.

Our Consultants

We have retained Robert Slack, DVM as a consultant for the development of our Product. He has received approval to access all of the different sizes of dog mouths from the Washington State University Department of Veterinary School of Medicine. We also have access to study the craniums of the canine cadavers from his veterinary clinic.

We have also retained Jeff Bendio of JB Engineering in Spokane, WA. Mr. Bendio is an engineer with experience developing new products, such as our toothbrush. He has been charged with the task of developing 3-dimensional computerized designs of our Products that can be used for the production of Product molds and for the filing of patent applications with the U.S. Patent Office. JB Engineering has completed a design prototype and has created the three dimensional drawings for our patent attorney to incorporate into our patent application. The drawings will also be used in the process to manufacture our products.  To date, we have paid Mr. Bendio $4,164 for his services rendered.

Manufacturing Our Product

For the past several months, we have been exploring the most suitable manufacturing process for our Products. Monahan Filaments, in Middlebury, VT, has supplied us with the bristle filaments for our prototype as well as giving us manufacturer leads.  Lactona, in Hatfield, PA, has been working with us to determine the process and steps we will need to manufacture our toothbrush. Lactona sent our prototype to Boucherie USA in Belgium, Netherlands, for suggestions before building the molds and tooling for the machine Lactona uses to manufacture the toothbrushes. (Boucherie builds the machine that is used to manufacture toothbrushes.) It was suggested that if we used the approach advocated by Boucherie, we would need to have two molds made, one for the handle and the other for replacements heads. The replacements heads would be drilled for bristles and snapped into the handle. It was estimated that to make all the molds, cams, clamps, and other items, would cost around $50,000.00. It would then cost approximately 30 cents per toothbrush unit. To manufacture 25,000 brushes, it would cost about $7,500.00. These costs could be higher if the Euro goes up in value compared to the U.S. dollar or the number of units ordered at once decreases due to lack of capital or insufficient funds. Boucherie accepts only payment in Euro currency. Once it is determined to start the manufacturing process, it will take about twelve months to manufacture our toothbrushes according to Boucherie. Due to the length of time it will take, we considered other options.

Management was also looking into another manufacturing process that would eliminate the need to put nylon bristles into the bristle heads. This process involved molding plastic bristles directly into the bristles heads. This would have eliminated having to insert the nylon bristles into the bristle heads as an additional step as well as reducing the costs to manufacture the toothbrush. Upon review by our consultant and his technician, this toothbrush may have caused further damage with pets if they had bad gums to begin with. Therefore, it was determined that the company should use nylon bristles as originally contemplated.

We recently came into contact with another potential manufacturer based out of China that informed us that they are able to make the design of our brush with only one mold using three different cantilevers. Our engineering consultant has completed our 3-D dimensional CAD drawings that will be used for making the hollow mold cavities for the shape of the three sizes of toothbrushes so the injecting mold machines can inject the liquid plastic into these cavity cantilevers sitting inside the mold casing making our toothbrushes. We are now moving forward to manufacturer our toothbrushes.

We received an invoice for making toothbrushes of the small, medium and large sizes, each 5,000 for a total of 15,000 units. Management decided not to make the medium size toothbrush for fear of confusing the customer. Instead it has decided to make 7,500 small and 7,500 large toothbrushes instead. The manufacturing cost will remain the same. Our Chinese manufacturer is MERI China, LLC.  We have paid half the manufacturing cost for the 15,000 brushes at a cost of $12,000, with the balance due upon receipt of the brushes. This includes packaging and shipping. This amount included making an injection mold for three sizes of toothbrushes (large, medium and small). We recently decided to modify our small toothbrush mold. The bristle arms were too stiff due to their short length and needed to be made thinner which will allow the bristle arms to be more flexible so they can wrap around the larger size molars in the back for the pets mouth. cost for this modification is $900 Sample toothbrushes have been made and shipped for our review. We anticipate a decision to accept them as is for commencement of production or possible another change to the modification by December 10, 2009 after our consultant reviews the new prototype. The large toothbrush has been finalized as is and is ready for production. The $900 is in addition to the final $12,000 installment we will owe MERI China LLC after the 15,000 toothbrushes are manufactured and shipped to us. ~~However, we recently decided to obtain a new mold to increase the bristle softness on our toothbrushes.  This cost us $1,800, and will be added to the final $12,000 that we owe to MERI China, LLC.~~ It will take 14 to 21 days to make all the brushes (1200 to 1500 brushes each day), and an additional 20 days for packaging and 3 to 4 weeks for shipping once manufacturing begins.

By having the toothbrush manufactured in China, we were able to negotiate a contract that cut the cost of the manufacturing cost significantly compared to the tentative bid $60,000 US dollars we received from Boucherie USA. Our Chinese bid included packaging and shipping costs which also wasn’t included in the Boucherie USA bid which therefore has put us in a much stronger financial position.
We have since filed for its trademark “Poochy Smooch” with the US Trademark office. We have hired an art work packaging consultant for its packaging artwork for $700. The drawings with the logo placements on the brush handle have been completed and sent to MERI China, LLC. MERI China, LLC sent sample brushes using our new injection mold with a few different bristle patterns inserted into the bristle heads for management to choose from.  These sample bristle brushes have been received. They were given to our consultant Robert Slack, who used them on sedated dogs at his vet hospital.  It was determined that we needed to change the bristle softness to the softness bristle available. The bristles in this batch were too firm for the design of the toothbrushes. The bristles need to be soft so that they don't damage the gums on the dogs and cats that had bad gums to begin with. The softness of the new bristles we then selected were about 40% softer than the prior set. Another set of toothbrush samples were made with new soft bristles inserted into them. Again, Slack used them on sedated dogs at his vet hospital. The large toothbrush worked fine. Due to its longer bristle arms and wider spacing between these arms and longer bristle lengths than the medium and small toothbrushes have in their design, the bristle heads separated apart correctly as the toothbrush moved toward the back of the dogs mouth where the wider molars are located creating pressure on the bristle heads since the back molars take up more available space between the bristle heads. The medium and smaller toothbrushes have shorter bristle length heads and do not have as wide of available space between them. Since our original design incorporated the same thickness of walls on the bristle arms in all three toothbrush sizes, it was determined that the small ~~and medium~~ size bristle arms needed to be thinned down or adjusted in thickness to eliminate the added pressure created by the arms’ thickness when the back molars are squeezed between the arms. This pressure can be eliminated by inserting a metal plate strip into the mold where the arms are located so when the plastic liquid is injected into the mold to make the toothbrush, the space the metal strip now occupies in the mold cavity takes away the area where the plastic would have been on the bristle arms walls. The end result is that we now have thinner arms allowing the arms to spread more easily as the back molars are squeezed through the bristle heads taking pressure away from the bristles against the dogs or cats gum lines. This allows the toothbrush to rub along the dogs gum lines more gently causing less damage to them. We have also decided to add a spacer to the small ~~and medium~~ size toothbrushes so the arms are two degrees wider where they connect at the handle which will also relieve some pressure since the heads will now have a little more space between them to begin with. These changes have been incorporated in our CAD drawings by our engineering firm, JB Engineering, and have been sent to MERI LLC our manufacturer. They are currently incorporating these changes into the mold.

Since only one injection mold was made, the maximum amount toothbrushes that can be made each day tops out between 1,200 to 1,500 units. Therefore, it is estimated the toothbrushes will take 14 to 21 days to make (1200 to 1500 brushes each day), and an additional 20 days for packaging and 3 to 4 weeks for shipping once manufacturing begins.

Sources of Information

In presenting background information regarding veterinary periodontal disease, the pet care industry, and our product, we have relied upon information from a variety of sources, which we consider reliable. It represents the most current information that we have been able to obtain through our internal research. We are not affiliated with any of these sources, with the exception of Dr. Slack, whom we have retained as a consultant, and whose opinion we have relied upon regarding the cost and availability of veterinary dental treatments. We have listed in the table below the other sources of information we have cited above.

“The Pet Economy,” by Diane Brady and Christopher Palmeri, in BusinessWeek.	August 6, 2007
The American Veterinary Dental Society (AVDS) as cited by DHF and AAHA	2009
Dental Health Facts as reported on the Hill’s Pet Nutrition website www.hillspet.com by Hill's Pet Nutrition, Inc., Veterinary Oral Health Council, American Veterinary Medical Association American Veterinary Dentistry Society, Academy of Veterinary Dentistry, American Veterinary Dental College, and Academy of Veterinary Dental Technicians	2009
American Animal Hospital Association’s (AAHA) Dental Care Guidelines as reported on the AAHA website healthypet.com.	2009
The Pet Food Institute as cited on the American Society for the Prevention of Cruelty to Animals (ASPCA) website aspca.org.	2009
The 2007-2008 National Pet Owners Survey as reported by the American Pet Products Manufacturing Association (APPMA) on their website americanpetproduct.org.	2009
The American Pet Products Manufacturing Association (APPMA) on their website americanpetproduct.org.	2009

Competition

We face some competition in the pet toothbrush field. Various styles of cat toothbrushes are on the market, including a relatively standard style toothbrush with a slight angle to maneuver in a cat's mouth, a double-ended toothbrush, and finger cots with bristles that allow you to brush using your finger. There are also powered rotational toothbrushes for cleaning dog teeth. It includes a battery-powered handle for initiating the rotation of the brush. One method of using this model includes rotating the brush while the dog bites down on the brush.

Dental Electric Toothbrush for Dogs is an example of an electric model, designed for quiet operation and clinically proven to reduce tartar by 85% and plaque by 28% after 3 weeks. It can be used on cats and dogs, as well as puppies and kittens.

There are also kits, such as the Pet Dental Kit, which contain a dual-ended toothbrush, finger toothbrush, and pet toothpaste. The Easy Brush is an example of a product that the dog can chew for 2-3 minutes to clean teeth. Also, some products are dishwasher safe. Many of these products are sold by established manufacturers and boast recognizable brand names.

There are also edible treats and chew treats that compete with our Product, such as Purina Veterinary Diets Dental Chews and Vetradent Dog Chews. Some of these products carry the Veterinary Oral Health Council (VOHC) seal of approval, indicating that the products meet pre-set standards for retarding accumulation of dental plaque and tartar on the teeth of animals. Some of these products are available only through veterinary hospitals, while others are marketed directly to consumers.

We believe that our success will depend upon our ability to remain competitive in our product areas. Our success will depend, in part, on the efficiency of our Product and its uniquely tailored shape.

Intellectual Property

We obtained an exclusive 3 year license from our officer and director, Mr. Gregory Ruff, to market the Product.  The license agreement expires on March 2, 2011.  Under the terms of that agreement, Mr. Ruff agreed to continue developing the Product and undergo the process of obtaining a US patent. In exchange, we agreed to pay all expenses associated with the patent application, and all costs associated with the development, manufacturing and marketing of the Product.  We also agreed to pay Mr. Ruff a 20% royalty on the Net Factory Sales Price, defined as follows:

Net factory Sales Price: Net Factory Sales Price is defined as the gross factory selling price of Licensed Product, or the US importer’s gross selling price if Licensed Product is made abroad. Less usual trade discounts actually allowed, but not including advertising allowances or fees or commissions paid to employees or agents of Licensee. The Net Factory Sales Price shall not include packing costs, if itemized separately, import and export taxes, excise and other sales taxes, and custom duties, and 3) costs of insurance and transportation, if billed separately, from the place of manufacture if in the US., or from the place of importation if manufactures abroad, to the customers premises or next point of distribution or sale. Bona fide returns may be deducted from units shipped in computing the royalty payable after such returns are made.

Now that we have a design prototype, we had hoped to file a patent application in the United States. We hired Bergman & Jeckle, our patent law firm, in Spokane, WA, to do a preliminary patent search to see if it was possible for us to obtain a patent on our brush with its unique design. It was discovered in this search that a general utility patent was issued on a two headed brush long ago and has since expired. After carefully analyzing the feasibility of seeking a narrower patent application on our design, it was determined that it was not worth the time and effort to do so. However, our design is still unique and addresses issues that other pet toothbrushes have yet to solve. We are still deciding whether to file for patent protection, but have sidelined the issue for the present time.

On July 13, 2009 we filed a trademark name application for “Poochy Smooch” with the US Trademark Office. The application was filed by Bergman & Jeckle, PLLC in Spokane WA. The serial number is 76/698449.

We intend to aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws to protect our intellectual property, including product design, proprietary manufacturing processes and technologies, product research and concepts and recognized trademarks. These rights are protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

Regulatory Matters

We are unaware of and do not anticipate having to expend significant resources to comply with any governmental regulations of the pet toothbrush industry. We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to retailing or online commerce. However, it is possible that a number of laws and regulations may be adopted with respect to our manufacturing process and sales and distribution channels. The adoption of additional laws could increase the difficulty of conducting our business and reduce the demand for our Products.

Employees

At this stage of development, we have no employees other than our President, Gregory Ruff. We have utilized consultants thus far in all of our research and development activity.

Research and Development Expenditures

We incurred research and development expenditures equal to 130,000 shares of common stock valued at $0.0189 per share issued to our veterinary consultant, Robert Slack, for his services. Our basic mold of the toothbrush has been finalized.

Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws. However, Federal, state, local and foreign governments could enact laws or regulations concerning environmental matters that increase the cost of producing, or otherwise adversely affect the demand for, plastic products. We are aware that certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain plastic products. If such prohibitions or restrictions were widely adopted, such regulatory and environmental measures or a decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect upon us. In addition, while we anticipate hiring third parties to manufacture our products, certain of our future operations may be subject to Federal, state, local and foreign environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. We have not yet and do not currently expect to make significant capital expenditures in order to comply with applicable environmental laws and regulations. We cannot predict with any certainty our future capital expenditure requirements because of continually changing compliance standards and environmental technology. We do not have insurance coverage for environmental liabilities and does not anticipate obtaining such coverage in the future.

Description of Property

Our principal executive offices are currently located at 12901 South Buttercup Lane, Spokane, WA 9922 4 . We have no other real property at this time.  At this time there is no cost for use of the property.

Legal Proceedings

We are not currently a party to any legal proceedings. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock.

There is presently no public market for our common stock.  We intend to request that a market marker submit an application to FINRA to quote our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The last price of our common stock was in connection with our offering under Rule 506, and the stock sold at $0.20 per share.  Thus, our common stock would qualify as penny stock.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have forty-six (46) holders of record of our common stock.

Rule 144 Shares

All of the presently outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.  The SEC has adopted final rules amending Rule 144 which have become effective on February 15, 2008. Pursuant to the new Rule 144, one year must elapse from the time a “shell company”, as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, ceases to be a “shell company” and files Form 10 information with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act. A Form 10 includes information such as a description of the company’s business, risk factors associated with the business, financial information, description of the company’s properties, the securities ownership of the company’s management and 5% shareholders, a description of management and the board of directors, compensation for officers and directors, transactions in which the company entered into with officers and directors, legal proceedings, the market in which the company trades  its stock, sales of unregistered securities, among other information.  Under the amended Rule 144, restricted or unrestricted securities, that were initially issued by a reporting or non-reporting shell company or a company that was at anytime previously a reporting or non-reporting shell company, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and (4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, we are classified as a “shell company” under Rule 405 of the Securities Act Rule 12b-2 of the Exchange Act. As such, all restricted securities presently held by the affiliates of our company may not be resold in reliance on Rule 144 until: (1) we file Form 10 information with the SEC when we cease to be a “shell company”; (2) we have filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time we file the current Form 10 type information with the SEC reflecting our status as an entity that is not a shell company.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the OTC Bulletin Board.  We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the OTC Bulletin Board.  We will become a reporting company under Section 15 of the 1934 Act upon the effectiveness of this registration statement.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.  In addition, we plan to file a Form 8-A registration statement with the Commission to cause us to become a reporting company with the Commission under Section 12 of the 1934 Act.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  In the near future, in order for us to continue with our business plan program, we will need to raise additional capital.  We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Plan of Operations

Historical results and trends should not be taken as indicative of future operations. Management's statements contained in this report that are not historical facts are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "prospects," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Product Development

We finalized our prototype designs for all three sizes of toothbrushes as of May 2009. The mechanical drawings of these toothbrushes were finished in early June 2009.  On July 13, 2009 we filed a trademark name application for “Poochy Smooch” with the US Trademark Office today. The application was filed byBergman & Jeckle, PLLC in Spokane WA.

Locate Suitable Manufacturing

We recently came into contact with another potential manufacturer based out of China that informed us that they are able to make the design of our brush with only one mold using three different cantilevers. Our engineering consultant has completed our 3-D dimensional CAD drawings that will be used for making the hollow mold cavities for the shape of the three sizes of toothbrushes so the injecting mold machines can inject the liquid plastic into these cavity cantilevers sitting inside the mold casing making our toothbrushes. We are now moving forward to manufacturer our toothbrushes.

We received an invoice for making toothbrushes of the small, medium and large sizes, each 5,000 for a total of 15,000 units. Our Chinese manufacturer is MERI China, LLC.  We have paid half the manufacturing cost for the 15,000 brushes at a cost of $12,000, with the balance due upon receipt of the brushes. This includes packaging and shipping. This amount included making an injection mold for three sizes of toothbrushes (large, medium and small - though we no longer will use the medium size mold.). However, we recently decided to obtain a new modify the small mold to increase the bristle softness on our toothbrushes. This cost us $900 and will be added to the final $12,000 that we owe to MERI China LLC. It will take 14 to 21 days to make all the brushes (1200 to 1500 brushes each day), and an additional 20 days for packaging and 3 to 4 weeks for shipping once manufacturing begins.

We have completed our final packaging design. We are having our toothbrush packaged in a plastic clear wrap clam shell. This will allow our toothbrush to be hung on hangers in stores saving foot space if we are successful in finding pet stores willing to sell and display our toothbrush. We have finalized the artwork to have on the thin cardboard fold on top of the package to help identify our unique toothbrush with potential customers. In this endeavor we have hired a packaging consultant for $700 to make the art work design for our logo and package drawings. The terms of the agreement are 50% down which was paid with the balance owing upon completion of an acceptable art work design by management. We have paid all amounts for the artwork.

Sales and Distribution Strategy

Our goal is for our toothbrush to become a leading product in the Pet Care Industry. In order to achieve our goal, we intend to increase awareness of our Product with potential customers. We will seek and consider all marketing possibilities. As soon as we receive our toothbrushes from our manufacturer, our marketing strategies include internet-based and traditional media advertising, a company website, direct sales, joint ventures, various media advertising, individual and/or national pet store chains, and info commercials. We also intend to seek established veterinary association approvals and endorsements, as well as securing exhibits at pet expos to further promote our Product. Also, emphasizing in our advertising the importance of dental care in maintaining the overall health of pets will be a significant factor in our marketing strategy. We are considering one or more of the following advertising methods to launch our toothbrushes: flyers in the Sunday Spokane newspaper , which could cost approximately $500; attending pet shows and setting up booths, which is estimated at $250 per pet fair; TV commercials comprising approximately 20 advertising slots on the USA and National Geographic channels (6 channels in total ) at a cost of $3,500 plus $1,000 for the making of the advertisement; targeted mailing list for both the mail and internet at approximately $1,000 including mailing costs; advertising on the Caesar Dog Whisper internet site at approximately $1,200; on QVC at no charge if they accept our Product; and approaching large info commercial companies to market and enter into a licensing agreement with us.

Since our toothbrush costs about $1.00 U.S. per unit, not counting the costs of the injection mold, management is considering a retail price of its pet toothbrush in the amount of between $7.50 and $10.00.  This would allow the company to see a markup cost of between 600% to 900% per toothbrush. This amount does not take into account any other costs associated with it such as marketing, shipping and handling. Management will try to pass the shipping and handling charges onto the purchaser.

Sales Personnel

We do not currently employ any sales personnel. In the short term, we intend to use the services of management to sell our products. As our product approaches the manufacturing stage, however, we may hire sales representatives who will be responsible for soliciting, selecting, and securing accounts within a particular geographical region. We intend to focus our initial resources in the western portion of the United States. We expect to pay such sales representatives on a commission basis. In addition, we may decide to pay each sales representative a base salary.  We expect to provide service and support to our sales representatives, including advertising and sales materials. In the event we hire sales personnel, we do not intend to do so in the next twelve months unless our revenues are enough to absorb the cost of these personnel.

Known or Anticipated Costs

Below is a breakdown of our known or anticipated costs for each category described below:

Category	Cost and Known/Anticipated Costs	Notes/Explanation
Known or anticipated costs of development of products and services, including the testing and refinement of QE Brushes' prototype product.
▪ JB Engineering Services - $ 4,164 for engineering design of toothbrush
▪ -Bergman & Jeckle - $ 2,500 for patent search and trademark registration fees
▪ Proto Techechnologies - $ 1,200 for building prototypes of toothbrushes
▪ Crowberry - $ 750 for packaging artwork design
▪ Robert Slack – 125,000 shares for consulting design work of toothbrush

We have already paid these costs.
Known or anticipated costs of marketing QE Brushes' product under its license agreement with Mr. Gregory P. Ruff.	None
Known or anticipated costs of research and development to accommodate the design of QE Brushes' toothbrush to accommodate the manufacturing process.	None
Known or anticipated costs of the manufacturing process for producing QE Brushes' toothbrush.	▪ Meri LLC - $24,000 for manufacturing packaging and shipping 15,000 toothbrushes; ~~new~~ modified mold at $900 and will be added to the final $12,000 that we owe to MERI China, LLC.	We have paid half the manufacturing cost for the 15,000 brushes at a cost of $12,000, with the balance due upon receipt of the brushes
Known or anticipated costs of sales and distribution channels for QE Brushes' toothbrush.
▪ flyers in the Sunday Spokane newspaper , which could cost approximately $500
▪ attending pet shows and setting up booths, which is estimated at $250 per pet fair
▪ TV commercials comprising approximately 20 advertising slots on the USA and National Geographic channels (6 channels in total ) at a cost of $3,500 plus $1,000 for the making of the advertisement
▪ targeted mailing list for both the mail and internet at approximately $1,000 including mailing costs
▪  advertising on the Caesar Dog Whisper internet site at approximately $1,200; on QVC at no charge if they accept our Product; and approaching large info commercial companies to market and enter into a licensing agreement with us.

We are considering one or more of these advertising methods to launch our toothbrushes
Known or anticipated costs of obtaining patent protection for QE Brushes' toothbrush.	▪ Patent Search - $900.00 ▪ Trademark application Poochy Smooch - $1,600.00	We have already paid this costs.
Other known or anticipated material costs relating to QE Brushes' plan of operation.	▪ Travel expenses for marketing purposes for either pet shows or visiting marketing companies to sale toothbrushes in stores, vet clinics or on TV - $3,500.00

Results of Operations for the Three and  Nine  Months Ended  September 30, 2009 and 2008, and Period from July 19, 2007 (Date of Inception) until September  30, 2009

We generated no revenue for the period from July 19, 2007 (Date of Inception) until September 30, 2009. We do not anticipate earning revenues until we are able to successfully place and sell our Product.

Our Operating Expenses for the three months ended September 30, 2009 were $ 21,400 as compared with $2,573 for the three months ended September 30, 2008.  The difference is largely a result of increased legal fees, and increased accounting fees, and professional fees for the three months ended September 30, 2008.  Our Operating Expenses for the nine months ended September 30, 2009 were $32,407, as compared with $13,787 for the nine months ended September 30, 2008.  The difference is largely a result of increased accounting fees and professional fees offset by decreased legal fees for the nine months ended September 30, 2009.

We recorded a net loss of $21,400 for the three months ended September 30, 2009, as compared with $2,573 for the three months ended September 30, 2008.  We recorded a net loss of $32,407 for the nine months ended September 30, 2009, as compared with $13,787 for the nine months ended September 30, 2008.

Our Operating Expenses for the period from July 19, 2007 (Date of Inception) until September 30, 2009 were $ 82,295 . We, therefore, recorded a net loss of $ 82,295 for the period from July 19, 2007 (Date of Inception) until September 30 , 2009. Our operating expenses are primarily attributable to professional fees associated with the initial development of our business, legal expenses, and consulting fees.

Results of Operations for the Year Ended December 31, 2008 and Period from July 19, 2007 (Date of Inception) until December 31, 2008

We generated no revenue for the period from July 19, 2007 (Date of Inception) until December 31, 2008. Our Operating Expenses for the year ended December 31, 2008 were $16,409, consisting of Accounting Fees, legal fees, and other general and administrative fees.  Our Operating Expenses for the period from July 19, 2007 (Date of Inception) until December 31, 2008 were $49,888. We, therefore, recorded a net loss of $16,409 for the year ended December 31, 2008 and $49,888 for the period from July 19, 2007 (Date of Inception) until December 31, 2008. Our operating expenses are primarily attributable to professional fees associated with the initial development of our business, legal expenses, and consulting fees.

We anticipate our operating expenses will increase as we implement our business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Results of Operations for the Period from July 19, 2007 (Date of Inception) until December 31, 2007

We generated no revenue for the period from July 19, 2007 (Date of Inception) until December 31, 2007. Our Operating Expenses during this period equaled $33,479, consisting of $29,827 in Legal Fees, $2,500 in Accounting Fees, $855 in Filing Fees, $167 in Printing Expenses, and $130 in Consulting Fees. We, therefore, recorded a net loss of $33,479 for the period from July 19, 2007 (Date of Inception) until December 31, 2007. Our operating expenses are primarily attributable to professional fees associated with the initial development of our business, legal expenses, and consulting fees.

Liquidity and Capital Resources

As of September 30, 2009, we had total current assets of $ 53,465 , consisting entirely of Cash. Our total current liabilities as of September 30, 2009 were $ 303.   Thus, we have working capital of $ 53,162 as of September 30, 2009.

Operating activities used $ 79,310 in cash for the period from July 19, 2007 (Date of Inception) until September 30, 2009. Our net loss of $ 82,295 was the primary component of our negative operating cash flow. Financing Activities generated $132,775 in cash during the period from July 19, 2007 (Date of Inception) until September 30, 2009.  Investing Activities during the period from July 19, 2007 (Date of Inception) until September 30, 2009 neither used nor generated any cash during the period.

We are filing a registration statement with the Securities and Exchange Commission. When the registration statement becomes effective, we will be required to incur significant costs associated with our reporting obligations under the 1934 Act and the Sarbanes-Oxley Act of 2002.  While we do not know the exact amount of money that we will be required to spend on accounting and legal professionals to fulfill these obligations, it is anticipated that we will have to spend roughly $25,000 on compliance with the 1934 Act in the next twelve months.  Aside from our reports under the 1934A ~~d~~ ct, we  may be required to produce a management’s assessment and incur an audit of our internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.  The cost of compliance is uncertain at the present time.  According to one consulting firm, however, the total average first-year cost for management assessment and additional audit fees -- using the latest guidance issued by the SEC and PCAOB -- is $78,474 for non-accelerated filers. http://www.accountingnet.com/x60362.xml.  We are a non-accelerated filer and qualify as a smaller reporting company so we believe the cost would be much less than that.  Nevertheless, we estimate that we will be required to spend roughly $15,000 in compliance fees on Section 404 of Sarbanes-Oxley in the next twelve months.

As of the date of filing this registration statement, we have no revenues to pursue our business plan for the next twelve months.  We believe, however, that we have enough cash on hand to sustain our operations and reporting obligations for the next 12 months.  Management has no plans in seeking additional capital from new equity sources. We have paid half the manufacturing cost for 15,000 brushes ($12,000) with the balance due upon receipt of the brushes. This includes packaging and shipping. We also have a marketing strategy that we plan on implementing for approximately $11,000 as explained above.

Though management has not yet decided on a final retail price on the brush, we believe it should sell somewhere between $7.50 and $10.00 per brush. We believe this revenue will assist our capital requirements in the next 12 months, while not necessary to keep us as a going concern during that period of time.

Although our principal, Gregory Ruff, has no legal obligation to infuse additional capital, it is anticipated that he will do so as reasonably necessary by providing short-term demand loans carrying a market interest rate should it become necessary to do so.   We will not receive any monies in connection with this offering under the registration statement.  If we are required to raise money in the future from the sale of our common stock, we believe that it will be easier to raise the requisite financing once we become a reporting company and our stock is traded on a readily accessible exchange or national quotation system. We believe this because investors generally feel more comfortable with investments in which there are periodic and complete reports filed with the SEC. In addition, investors put more value on investments in securities of a company for which they have a readily accessible market to sell their securities. We plan to be quoted on the OTC Bulletin Board upon effectiveness of this registration statement in order to provide this benefit to investors. A  market for our common stock may never develop. In the event we are not able to obtain financing within the next twelve months, our operations will be limited.

Off Balance Sheet Arrangements

As of December 31, 2008, there were no off balance sheet arrangements.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Directors, Executive Officers, Promoters And Control Persons

Our executive officers and directors and their respective ages as of December 31, 2008 are as follows:

Name	Age	Office(s) Held	Date of Appointment
Gregory Ruff	50	President, CEO, CFO, Secretary, Treasurer, and Director	July, 19, 2007
Craig Littler	66	Director	July, 19, 2007
Murray Sternfeld	63	Director	July, 19, 2007
Paul Charbonneau	52	Director	July, 19, 2007
James Adams	54	Director	July, 19, 2007

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Gregory Ruff is our President, CEO, CFO, Secretary, Treasurer, and a Director.  He has served in these positions since our inception, and manages our daily operations, as well as heading up our development efforts. Mr. Ruff is the President, CEO, CFO, Secretary, Treasurer, and a Director of Koko Ltd. Koko Ltd. filed a Form S-1 registration statement with the SEC, file no. 333-157878, on March 12, 2009 registering 920,000 shares of common stock for resale by certain selling shareholders named therein. Despite Mr. Ruff’s service to Koko Ltd., however, he does not believe it represents any conflict of interest with his duties as officer and director of our company.  Mr. Ruff only spends 4 hours per week with respect to his duties at Koko Ltd. Since January 2009, Mr. Ruff has been employed with Spartan Securities in Spokane, WA where he  was a licensed FINRA member, account executive and a trader.  Mr. Ruff resigned from Spartan Securities on August 19, 2009. Since December 2006, Mr. Ruff has been engaged in making personal investments for his own benefit. Mr. Ruff worked as a trader and account executive at Public Securities in Spokane Washington from 1996 through December 2006 where his duties included funding and assisting companies going public. He graduated from Pepperdine University with a J.D. degree in law in 1984.   Mr. Ruff graduated from Gonzaga University with a BBA degree in accounting in 1981.

Craig Littler is a member of our Board of Directors. Mr. Littler is the Vice President of Koko Ltd. Koko Ltd. filed a Form S-1 registration statement with the SEC, file no. 333-157878, on March 12, 2009 registering 920,000 shares of common stock for resale by certain selling shareholders named therein. Despite Mr. Littler’s service to Koko Ltd., however, he does not believe it represents any conflict of interest with his duties as Vice President of our company.  Mr. Littleronly spends 4 hours per week with respect to his duties at Koko Ltd. Since May 14, 2008, Mr. Littler has been the president and officer of C & C Tours, a Nevada corporation.  From 1995 to 2002, Mr. Littler owned and operated Executive Recruiting Company. Mr. Littler graduated from the American Academy of Dramatic Arts with a theatre/drama degree in 1963. Mr. Littler has worked as an actor from 1961 to present.

Murray Sternfeld is a member of our Board of Directors. He has worked as an insurance agent for John Hancock Mutual Life Insurance Company since 1969.

Paul Charbonneau is a member of our Board of Directors. For the past three years, Mr. Charbonneau has also served as the Assistant Fundraising Coordinator for the Washington Basset Rescue. For the past five years, Mr. Charbonneau has been employed with the city of Spokane Water Department.

James Adams is a member of our Board of Directors.  While Mr. Adams is recently retired from owning and operating a construction company in Los Angeles for the past twenty-seven years, he still owns and manages a number of premium real estate investments in Los Angeles and Las Vegas. Mr. Adams is a past president of Stallion Mountain HOA Board of directors.  He graduated from the University of California, Los Angeles with a BA degree in Political Science in 1975.  Mr. Adams graduated from Santa Monica College with an AA degree in 1973.

Directors

Our bylaws authorize no less than one (1) and no more than thirteen (13) directors.  We currently have five Directors.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.

Significant Employees

We have no significant employees.

Director or Officer Involvement in Certain Legal Proceedings

During the past five years, none of the following  occurred  with  respect  to a present or former director or executive officer of  the  Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction  in  a  criminal  proceeding  or  being subject to a pending criminal proceeding  (excluding  traffic  violations and other minor offenses); (3) being subject  to  any order, judgment or decree, not subsequently reversed, suspended or  vacated,  of  any  court  of  any  competent  jurisdiction,  permanently  or temporarily enjoining, barring, suspending or otherwise limiting his involvement in  any  type of business, securities or banking activities; and (4) being found by  a  court  of  competent  jurisdiction  (in  a  civil action), the Securities and Exchange Commission or the Commodities  Futures  Trading  Commission  to  have  violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or  vacated.

Director Independence

Our common stock is not currently listed on a national securities exchange or an inter-dealer quotation system. We intend to request that a market maker apply to have our common stock quoted on the OTC Bulletin Board, which does not have director independence requirements.

Executive Compensation

Compensation Discussion and Analysis

The Company presently not does have employment agreements with any of its named executive officers and it has not established a system of executive compensation or any fixed policies regarding compensation of executive officers.  Due to financial constraints typical of those faced by a development stage business, the company has not paid any cash and/or stock compensation to its named executive officers.  We have paid Mr. Ruff shares of our common stock in exchange for services rendered.

Our current named executive officer holds substantial ownership in the Company and is motivated by a strong entrepreneurial interest in developing our operations and potential revenue base to the best of his ability.   As our business and operations expand and mature, we may develop a formal system of compensation designed to attract, retain and motivate talented executives.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officers from July 19, 2007 (Date of Inception) to December 31, 2008.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gregory Ruff, CEO, CFO, President, Secretary-Treasurer, & Director	2007 2008	0 0	0 0	225 0	0 0	0 0	0 0	0 0	225 0

Narrative Disclosure to the Summary Compensation Table

Our named executive officers do not currently receive any cash compensation from the Company for their service as officers of the Company.  We paid Mr. Ruff in stock for services valued at $225.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Gregory Ruff	0	0	0	0	0	0	0	0	0

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Craig Littler	0	0	0	0	0	0	0
Murray Sternfeld	0	0	0	0	0	0	0
Paul Charbonneau	0	0	0	0	0	0	0
Tim Adams	0	0	0	0	0	0	0
Craig Littler	0	0	0	0	0	0	0

Narrative Disclosure to the Director Compensation Table

Our directors do not currently receive any compensation from the Company for their service as members of the Board of Directors of the Company.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of September 30, 2009, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 6,695,000 shares of common stock issued and outstanding on September 30, 2009.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class*
Common	Gregory Ruff 12901 South Buttercup Lane Spokane, WA 9922 4	4,000,000 Shares	59.8%
Common	Craig Littler 12901 South Buttercup Lane Spokane, WA 9922 4	530,000 Shares	7.9%
Common	Murray Sternfeld 12901 South Buttercup Lane Spokane, WA 9922 4	530,000 Shares	7.9%
Common	Paul Charbouneau 12901 South Buttercup Lane Spokane, WA 9922 4	530,000 Shares	7.9%
Common	James Adams 12901 South Buttercup Lane Spokane, WA 9922 4	530,000 Shares	7.9%
Common	Total all executive officers and directors	6,120,000 Shares	91.4%

Common	5% Shareholders
	None

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Certain Relationships and Related Transactions

Except as provided below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

We obtained an exclusive 3 year license from our officer and director, Mr. Gregory Ruff, to market the Product.  Under the terms of that agreement, Mr. Ruff agreed to continue developing the Product and undergo the process of obtaining a US patent. In exchange, we agreed to pay all expenses associated with the patent application, and all costs associated with the development, manufacturing and marketing of the Product.  We also agreed to pay Mr. Ruff a 20% royalty on the Net Factory Sales Price, defined as follows:

Net factory Sales Price: Net Factory Sales Price is defined as the gross factory selling price of Licensed Product, or the US importer’s gross selling price if Licensed Product is made abroad. Less usual trade discounts actually allowed, but not including advertising allowances or fees or commissions paid to employees or agents of Licensee. The Net Factory Sales Price shall not include packing costs, if itemized separately, import and export taxes, excise and other sales taxes, and custom duties, and 3) costs of insurance and transportation, if billed separately, from the place of manufacture if in the US., or from the place of importation if manufactures abroad, to the customers premises or next point of distribution or sale. Bona fide returns may be deducted from units shipped in computing the royalty payable after such returns are made.

The transaction with Mr. Ruff was not negotiated at arm’s length.

Article V of our Articles of Incorporation expressly opts out of the prohibitions against combinations with interested stockholders contained in NRS 78.411 to 78.444. As such, we may engage in a “combination” with an interested stockholder.  A combination under NRS is defined as:

“Combination,” when used in reference to any resident domestic corporation and any interested stockholder of the resident domestic corporation, means any of the following:

      1.  Any merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with:

      (a) The interested stockholder; or

      (b) Any other corporation, whether or not itself an interested stockholder of the resident domestic corporation, which is, or after the merger or consolidation would be, an affiliate or associate of the interested stockholder.

      2.  Any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with the interested stockholder or any affiliate or associate of the interested stockholder of assets of the resident domestic corporation or any subsidiary of the resident domestic corporation:

      (a) Having an aggregate market value equal to 5 percent or more of the aggregate market value of all the assets, determined on a consolidated basis, of the resident domestic corporation;

      (b) Having an aggregate market value equal to 5 percent or more of the aggregate market value of all the outstanding shares of the resident domestic corporation; or

      (c) Representing 10 percent or more of the earning power or net income, determined on a consolidated basis, of the resident domestic corporation.

Available Information

We have filed a registration statement on form S-1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Dealer Prospectus Delivery Obligation

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Financial Statements

Index to Financial Statements:

Unaudited financial statements for the three and nine months ended  September 30, 2009 and from July 19, 2007 (Date of Inception) through September 30, 2009

F-1	Balance Sheets as of September 30, 2009 and December 31, 2008

F-2	Statement of Expenses for the three and nine months ended September 30, 2009 and 2008,and from July 19, 2007 (Date of Inception) through September 30, 2009

F-3	Statements of Changes in Stockholders' Deficit for the period from July 19, 2007 (Date of inception) through September 30, 2009

F-4	Statement of Cash Flows for the nine months ended September 30, 2009, and from July 19, 2007 (Date of Inception) through September 30, 2009

F-5	Notes to Financial Statements

Audited financial statements for the period ended December 31, 2008 and from July 19, 2007 (Date of Inception) through December 31, 2007:

F-5	Report of Independent Registered Public Accounting Firm

F-6	Balance Sheets as of December 31, 2008 and December 31, 2007

F-7	Statement of Expenses for the year ended December 31, 2008, from July 19, 2007 (Date of Inception) through December 31, 2007, and from July 19, 2007 (Date of Inception) through December 31, 2008

F-8	Statements of Changes in Stockholders’ Equity for the period from July 19, 2007 (Date of Inception) through December 31, 2008

F-9	Statement of Cash Flows for the year ended December 31, 2008, from July 19, 2007 (Date of Inception) through December 31, 2007, and from July 19, 2007 (Date of Inception) through December 31, 2008

F-10	Notes to Financial Statements

QE BRUSHES, INC.
 (A Development Stage Company)
Balance Sheets
(Unaudited)
	September 30, 2009	December 31, 2008
ASSETS
CURRENT ASSETS:
Cash	$53,465	$86,079
Total Assets	$53,465	$86,079

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$303	$510
Total Current Liabilities	303	510

Stockholders' Equity
Preferred stock, $.00001 par, 100,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $.00001 par, 100,000,000 shares authorized, 6,695,000 shares issued or outstanding	6,696	6,696
Additional paid-in capital	128,761	128,761
Deficit accumulated during the development stage	(60,895)	(49,888)

Total Stockholders’ Equity	53,162	85,569

Total Liabilities and Stockholders' Equity	$53,162	$86,079

The accompanying notes are an integral part of these unaudited financial statements.

QE BRUSHES, INC.
(A Development Stage Company)
Statements of Expenses
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September		From Inception ( July 19, 2007) Through September 30,
	2009	2008	2009	2008	2009
OPERATING EXPENSES:
Legal fees	$1,675	-	$1,675	4,085	$34,115
Accounting fees	5,450	1,800	13,183	3,275	21,972
Office expense	725	333	1,474	556	4,002
License and fees	220	-	540	2,054	670
Professional fees	13,330	440	15,535	3,817	21,536
Total operating expenses	21,400	2,573	32,407	13,787	82,295

Net Loss	$(21,400)	(2,573)	$(32,407)	(13,787)	$(82,295)

Weighted average number of shares	6,695,000	6,455,475	6,695,000	6,317,807
Basic and diluted net loss per share	$(0.00)	(0.00)	$(0.00)	(0.00)

The accompanying notes are an integral part of these unaudited financial statements.

QE BRUSHES, INC.
(A Development Stage Company)
Statements of Changes in Stockholders' Deficit
	Common Stock		Additional Paid-In	Deficit Accumulated During the Development
	Shares	Amount	Capital	Stage	Total
BALANCE,July 19, 2007 (Date of inception)	-	$-	$-	$-	$-
Issuance of common stock for:
Cash	3,775,000	3,775	-	-	3,775
Services	225,000	225	-	-	225

Issuance of common stock for:
Cash at $.0189	2,120,000	2,120	37,880	-	40,000
Services at $.001	130,000	130	2,327	-	2,457

Net loss	-	-	-	(33,479)	(33,479)

BALANCE, December 31, 2007	6,250,000	6,250	40,207	(33,479)	12,978

Issuance of common stock for:
Cash at $.10	445,000	446	88,554	-	89,000

Net loss	-	-	-	(16,409)	(16,409)

BALANCE, December 31, 2008	6,695,000	$6,696	$128,761	$(49,888)	$85,569

Net loss	-	-	-	(8,044)	(8,044)

BALANCE, March 31, 2009	6,695,000	$6,696	$128,761	$(57,932)	$77,525

Net loss	-	-	-	(2,963)	(2,963)

BALANCE, June 30, 2009	6,695,000	$6,696	$128,761	(60,895)	$74,562

Net loss	-	-	-	(21,400)	(21,400)

BALANCE, September 30, 2009	6,695,000	$6,696	128,761	$(82,295)	$53,162

The accompanying notes are an integral part of these financial statements.

QE BRUSHES, INC.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,		From Inception (July 19, 2007) Through September 30,
	2009	2008	2009
Cash Flows From Operating Activities
Net Loss	$(32,407)	$(13,787)	$(82,295)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock subscribed for services		-	2,682
Changes in assets and liabilities:
Accounts payable	(207)	(1,250)	303
Total Cash Used For Operating Activities	(32,614)	(15,037)	(79,310)

Cash Flows From Financing Activities
Subscription of common stock to founder	-	353	3,775
Subscription of common stock to investors	-	72,474	129,000
Total Cash Provided by Financing Activities	-	72,827	132,775

Net Increase (Decrease) in Cash	(32,614)	(57,790)	53,465

Cash at Beginning of Period	86,079	14,228	-

Cash at End of Period	$53,465	$72,018	$53,465

Supplemental Disclosure of Cash Flow Information
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these unaudited financial statements.

QE BRUSHES, INC.
(A Development Stage Company)
Notes to the Unaudited Financial Statements

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of QE Brushes, Ltd.., have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in QE Brushes’ Annual Report filed with the SEC on Form S-1. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for fiscal 2008 as reported in the Form S-1 have been omitted.

NOTE 2- GOING CONCERN
During the nine months ended September 30, 2009, QE Brush incurred a net loss, and had negative cash flows from operations. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might be necessary if QE Brushes is unable to continue as a going concern.

QE Brushes has completed its final prototype design. Meri LLC, located in China, will manufacture 15,000 toothbrushes, package and ship them to our offices located in Spokane WA for $24,000 US dollars. This amount includes making an injection mold for three sizes of toothbrushes (large, medium and small). The 15,000 toothbrushes will be made into 5000 toothbrushes for each of these three sizes. QE Brushes entered into a contract with these terms requiring a down payment of 50% with the balance owing upon receipt of the toothbrushes. The 50% initial down payment has been paid.

The timing and amount of capital requirements will depend on a number of factors, including demand for products and services and the availability of opportunities for expansion through affiliations and other business relationships.

NOTE 3- SUBSEQUENT EVENTS

The Company has evaluated subsequent events through December 9, 2009 which is the date the financials were issued. There are no significant subsequent events.

F-5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
QE Brushes, Inc.
(a development stage company)
Spokane, Washington

We have audited the accompanying balance sheets of QE Brushes, Inc. (a development stage company), as of December 31, 2008 and 2007 and the related statements of expenses, changes in stockholders’ equity and cash flows for the year ended December 31, 2008, for the period from July 19, 2007 (Inception) through December 31, 2007 and 2008. These financial statements are the responsibility of QE Brushes’ management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of QE Brushes as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the year ended December 31, 2008 and for the period from July 19, 2007 (Inception) through December 31, 2007 and 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that QE Brushes will continue as a going concern. As discussed in Note 3 to the financial statements, QE Brushes has suffered a loss from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas
March 10 2009

QE BRUSHES, INC.
(A Development Stage Company)
Balance Sheets

	December 31, 2008	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash	$86,079	$14,228
Total Assets	$86,079	$14,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$510	$1,250
Total Current Liabilities	510	1,250

Stockholders' Equity
Preferred stock, $.001 par, 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $.001 par, 90,000,000 shares authorized, 6,695,000 and 6,250,000 shares issued or outstanding	6,696	6,250
Additional paid-in capital	128,761	40,207
Deficit accumulated during the development stage	(49,888)	(33,479)

Total Stockholders’ Equity	85,569	12,978

Total Liabilities and Stockholders' Equity	$86,079	$14,228

The accompanying notes are an integral part of these financial statements.

QE BRUSHES, INC.
(A Development Stage Company)
Statements of Expenses

	Twelve Months Ended December 31, 2008	From Inception (July 19, 2007) Through December 31, 2007	From Inception (July 19, 2007) Through December 31, 2008
OPERATING EXPENSES:
General and Administrative Expenses	$16,409	33,479	$49,888
Total operating expenses	16,409	33,479	49,888

Net Loss	$(16,409)	(33,479)	$(49,888)

Weighted average number of shares	6,411,116	4,452,800
Basic and diluted net loss per share	$(0.00)	(0.01)

The accompanying notes are an integral part of these financial statements.

QE BRUSHES, INC.
(A Development Stage Company)
Statements of Changes in Stockholders' Equity

	Common Stock		Additional Paid-In	Deficit Accumulated During the Development
	Shares	Amount	Capital	Stage	Total
BALANCE,July 19, 2007 (Date of inception)	-	$-	$-	$-	$-
Issuance of common stock for:
Cash	3,775,000	3,775	-	-	3,775
Services	225,000	225	-	-	225

Issuance of common stock for:
Cash	2,120,000	2,120	37,880	-	40,000
Services	130,000	130	2,327	-	2,457

Net loss	-	-	-	(33,479)	(33,479)

BALANCE, December 31, 2007	6,250,000	6,250	40,207	(33,479)	12,978

Issuance of common stock for:
Cash	445,000	446	88,554	-	89,000

Net loss	-	-	-	(16,409)	(16,409)

BALANCE, December 31, 2008	6,695,000	$6,696	$128,761	$(49,888)	$85,569

The accompanying notes are an integral part of these financial statements.

QE BRUSHES, INC.
(A Development Stage Company)
Statements of Cash Flows

	Twelve Months Ended December 31, 2008	From Inception (July 19, 2007) Through December 31, 2007	From Inception (July 19, 2007) Through December 31, 2008
Cash Flows From Operating Activities
Net Loss	$(16,409)	$(33,479)	$(49,888)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock for services		2,682	2,682
Changes in assets and liabilities:
Accounts payable	(740)	1,250	510
Total Cash (Used) by Operating Activities	(17,149)	(29,547)	(46,696)

Cash Flows From Financing Activities
Issuance of common stock to founder	-	3,775	3,775
Proceeds from issuance of common stock	89,000	40,000	129,000
Total Cash Provided by Financing Activities	89,000	43,775	132,775

Net Increase in Cash	71,851	14,228	86,079

Cash at Beginning of Period	14,228	-	-

Cash at End of Period	$86,079	$14,228	$86,079

Supplemental Disclosure of Cash Flow Information
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

QE BRUSHES, INC
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

QE Brushes, Inc. (QE Brushes) was incorporated on July 19, 2007, in the State of Nevada. QE Brushes is a Development Stage Company as defined by Statement of Financial Accounting Standard No. 7, Accounting and Reporting by Development Stage Enterprises.  QE Brushes is currently seeking funding in order to begin operations to design, patent, outsource manufacturing and market a unique dog and cat tooth brush.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  While it is believed that such estimates are reasonable, actual results could differ significantly from those estimates.

Cash and Cash Equivalents
QE Brushes considers all highly liquid investments and short-term debt instruments with original maturities of three months or less to be cash equivalents.

Basic and Diluted Loss Per Share

Basic and diluted net loss per share calculations are presented in accordance with ~~Financial~~ Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

Revenue Recognition
QE Brushes recognizes revenue from product sales upon shipment to independent distributors.  Revenue from administration fees is recognized upon collection from independent distributors.

Income Taxes
QE Brushes recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered.  QE Brushes provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Fair Value of Financial Instruments
QE Brushes financial instruments will consist mainly of cash and cash equivalents, accrued expenses and notes payable.  The carrying amounts of the Company’s cash and cash equivalents, accrued expenses and notes payable approximate fair value due to the short-term nature of these instruments.

Accounting Pronouncements
QE Brushes does not believe the adoption of recently issued accounting pronouncements will have an impact on The Company’s financial position, results of operations, or cash flows.

Stock Based Compensation Policy

On July 19, 2007, we adopted SFAS No. 123(R), “Share-Based Payment”.  SFAS 123(R) requires all stock-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

NOTE 3 – GOING CONCERN

Going Concern
During the fiscal year ended December 31, 2008, QE Brush incurred a net loss and a negative cash flow from operations.  These conditions raise substantial doubt as to the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might be necessary if QE Brushes is unable to continue as a going concern.

The timing and amount of capital requirements will depend on a number of factors, including demand for products and services and the availability of opportunities for expansion through affiliations and other business relationships.

NOTE 4 – CAPITAL STOCK

QE Brushes issued 4,000,000 shares at inception for $3,775 cash and services valued at $225. In July 2007, QE Brushes issued 130,000 shares for services valued at $2,457. In August 2007, QE Brushes issued 2,120,000 common shares for $40,000 cash. During the fiscal year ended December 31, 2008, QE Brushes issued 445,000 shares of common stock for $89,000 in cash.

NOTE 5 – COMMITMENTS

QE Brushes offices in the home of QE’s president on a rent free month to month basis.

NOTE 6 – INCOME TAXES

QE Brush has incurred losses since its inception and, therefore, has not been subject to federal income taxes.  As of December 31, 2008, QE Brush had net operating losses of $49,888, which expire in 2028.

Significant components of QE Brush’s deferred income tax assets at December 31, 2008 are as follows:

Deferred income tax asset	$7,081
Valuation allowance	(7,081)
Net deferred tax assets	$-

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$5.30
Federal Taxes	$0.00
State Taxes and Fees	$0.00
Listing Fees	$0.00
Printing and Engraving Fees	$0.00
Transfer Agent Fees	$0.00
Accounting fees and expenses	$4,500.00
Legal fees and expenses	$12,000.00
Total	$16,505.30
All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

We issued 4,000,000 shares of common stock on July 19, 2007 to Mr. Gregory Ruff, our officer and director, for $4,000 in proceeds and for services.   Mr. Ruff invested $3,775 in cash and provided corporate organization services valued at $225 to our company.We thereafter issued , on September 26, 2007, 530,000  shares to each of Mr. Paul D. Charbonneau, Craig Littler, Murray Sternfeld, and James Adams, all members of our board of directors, for total proceeds of approximately $40,000. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Securities Act. We did not engage in any general solicitation or advertising.

We completed an offering of 445,000 shares of our common stock at a price of $0.20 per share to a total of forty (40) purchasers on December 31, 2008. The identity of these purchasers is included in the selling shareholder table set forth in the Prospectus. The total amount we received from this offering was $89,000. We completed the offering pursuant to Rule 506 of Regulation D of the Securities Act. We did not engage in any general solicitation or advertising.

On September 26, 2007, we issued 125, 000 shares of our common stock to Mr. Slack for services rendered valued at $2,457.  Mr. Slack provided us molds to use, advise on the toothbrush mold design, and will test the efficacy of the toothbrush on sedated dogs at his vet clinic once we have our final mold design. We have a verbal arrangement with Mr. Slack for these services. These shares were issued pursuant to Section 4(2) of the Securities Act, as amended.
Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation (1)
3.2	By-Laws(1)
5.1	Opinion of Cane Clark, LLP, with consent to use(1)
10.1	License Agreement (1)
10.2	Slack Services(1)
10.3	Bendio Services(1)
10.4	MERI China, LLC Manufacturing Bid(1)
10.5	Consulting Agreement (1)
23.1	Consent of Malone & Bailey, PC
24.1	Power of Attorney (see attached signature page)

(1) Included in previously filed registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,
Each  prospectus  filed  pursuant to Rule 424(b) as part of a  registration statement relating to an offering, other than registration statements relying on Rule 430B or other than  prospectuses  filed in reliance on Rule 430A,  shall be deemed to be part of and included in the  registration  statement as of the date it is first used after effectiveness;  provided, however, that no statement made in a  registration  statement  or  prospectus  that is part of the  registration statement or made in a document incorporated or deemed incorporated by reference into the  registration  statement or prospectus that is part of the registration statement  will, as to a purchaser with a time of contract of sale prior to such first use,  supersede or modify any statement that was made in the  registration statement or prospectus that was part of the  registration  statement or made in any such document  immediately prior to such date of first use.

(5)  Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Spokane, WA on December 11, 2009.

QE BRUSHES, INC.

By: /s/ Gregory Ruff
Gregory Ruff
President, Chief Executive Officer,Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting Officer, and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory Ruff as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

QE BRUSHES, INC.

By: /s/ Gregory Ruff
Gregory Ruff
President, Chief Executive Officer, Principal Executive Officer,
Chief Financial Officer, Principal Financial Officer,
Principal Accounting Officer, and Director
December 11, 2009

By: /s/ Craig Littler	By: /s/ Murray Sternfeld
Craig Littler	Murray Sternfeld
Director	Director
December 11, 2009	December 11, 2009

By: /s/ James Adams
James Adams
Director
December 11, 2009